EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-89655 and 333-107675 on Form S-8 of Community Shores Bank Corporation 401(k) Plan and the 1998 Employee Stock Option Plan of our report dated March 28, 2012 relating to the consolidated financial statements of Community Shores Bank Corporation, appearing in this Annual Report on Form 10-K.

Crowe Horwath LLP

Grand Rapids, Michigan
March 28, 2012